UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                         SCHEDULE 14A

       Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] CONFIDENTIAL, FOR USE OF THE
      COMMISSION ONLY (AS PERMITTED
      BY RULE 14A-6 (E) (2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             NEWMIL BANCORP, INC.
              (Name of Registrant as Specified in its Charter)

                          TYLER COOPER & ALCORN, LLP
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposal maximum aggregate value of transaction:

(5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identity the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Notes:





                           NEWMIL BANCORP, INC.
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of NewMil Bancorp, Inc.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of NEWMIL BANCORP, INC. will be held at the Candlewood Valley Country Club, New Milford, Connecticut on Friday, October 29, 1999 at 9:30 a.m., for the purpose of considering and voting on the following matters:

1. To elect three Directors to serve until the Annual Meeting of Shareholders in 2002 who with the six Directors whose terms of office do not expire at this meeting, will constitute the full Board.

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending June 30, 2000.

3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on August 27, 1999, are entitled to notice of and to vote at this meeting or any adjournment thereof.

                                   By order of the Board of Directors,




                                   Betty F. Pacocha
                                   Secretary

New Milford, Connecticut
September 27, 1999

     YOUR VOTE IS IMPORTANT. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN REVOKE YOUR PROXY AND VOTE IN PERSON.



                           NEWMIL BANCORP, INC.
                              19 Main Street
                     New Milford, Connecticut  06776

                      ANNUAL MEETING OF SHAREHOLDERS
                             OCTOBER 29, 1999

                             PROXY STATEMENT



                 INFORMATION CONCERNING THE SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NewMil Bancorp, Inc. (the "Corporation"), a Delaware corporation, for the Annual Meeting of Shareholders of the Corporation to be held at the Candlewood Valley Country Club, New Milford, Connecticut on Friday, October 29, 1999 at 9:30 a.m. (the "Meeting"), and any adjournments thereof. This Proxy Statement and the enclosed proxy card are first being given or sent to shareholders on or about September 27, 1999.

     The Corporation will bear the costs of soliciting proxies from its shareholders. In addition to this solicitation by mail, proxies may be solicited by Directors, officers and employees of the Corporation and the Bank by personal interview, telephone or telegram. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Corporation's Common Stock (as hereinafter defined) held of record by such persons, and the Corporation may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

     Only holders of Common Stock of record at the close of business on August 27, 1999 (the "Record Date") are entitled to vote at the Meeting. On that date, there were 3,630,114 shares of the Corporation's $.50 par value common stock outstanding (the "Common Stock"). All shares of Common Stock outstanding carry voting rights and all shareholders are entitled to one vote per share of Common Stock held by such shareholder on each matter submitted to vote. Pursuant to the Corporation's Bylaws, a majority of the outstanding shares entitled to vote, present either in person or by proxy, will constitute a quorum for transacting business at the Meeting.

     Shares represented by properly executed proxies in the enclosed form will be voted in accordance with any specifications made therein. Proxies that contain no directions to the contrary will be voted FOR the election of all nominees for Director and FOR the ratification of the appointment of PricewaterhouseCoopers as the Corporation's independent auditors for the fiscal year ending June 30, 2000. If any other business is properly presented at this Meeting, the Proxy shall be voted in accordance with the recommendations of management.

     A shareholder who executes and returns a proxy on the enclosed form has the power to revoke it at any time before it is voted at the Meeting by filing with the Secretary of the Corporation an instrument revoking it, or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the Meeting will be by ballot.


                          PRINCIPAL SHAREHOLDERS

     The following table shows those persons known to the Corporation (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) to be the beneficial owners of more than five percent of the Common Stock as of the Record Date. In preparing the following table, the Corporation has relied on information supplied in public filings filed by such persons with the Securities and Exchange Commission and other information available to it. According to this information, each person listed below is believed to have sole voting and investment powers with respect to shares beneficially owned except as noted.

                                         Shares
       Name and Address               Beneficially          Percent
       of Beneficial Owner               Owned              of Class
       -------------------            ------------          --------

       Dimensional Fund Advisor Inc.    282,800(1)            7.79%
       1299 Ocean Avenue, 11th Floor,
       Santa Monica, CA 90401

       First Manhattan Asset Company    266,108(2)            7.33%
       437 Madison Ave
       New York, NY  10022

       The Estate of James R. Williams  245,978(3)            6.78%
       RFD #2, Box 281
       Millerton, NY  12522


(1) Dimensional Fund Advisors, Inc.'s beneficially owned shares are based on a Securities and Exchange Commission 13F filing for the quarter ended June 30, 1999. Dimensional Fund Advisors, Inc.
      ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 282,800 shares of NewMil Bancorp, Inc. common stock as of June 30, 1999, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA
      Investment Trust Company, a Delaware business trust, or the DFA
      Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for each of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(2) First Manhattan Asset Company's beneficially owned shares are based on a Securities and Exchange Commission 13F filing for the quarter ended June 30, 1999. First Manhattan Asset Company
      ("First Manhattan"), a registered investment advisor, is deemed to have beneficial ownership of 266,108 shares of NewMil Bancorp, Inc. common stock as of June 30, 1999, all of which shares are held in investment portfolios of First Manhattan clients.

(3) Shares owned beneficially by the estate of Mr. Williams are based on information available to the Corporation.

                THE BOARD OF DIRECTORS AND ITS COMMITTEES

     In accordance with the Corporation's Bylaws and the applicable laws of Delaware, responsibility for the management of the Corporation is vested in the Board of Directors. During the year ended June 30, 1999, the Board of Directors of the Corporation held fifteen (15) regular and special meetings. The Board of Directors of the Corporation is comprised of the same individuals who serve on the Board of Directors of the Corporation's wholly-owned subsidiary, New Milford Savings Bank (the "Bank"). Each Director attended at least 75 percent of the meetings of the Board of Directors of the Corporation and any committee(s) of which he or she was a member.

     During fiscal 1999 many matters ordinarily dealt with by subcommittees of each Board of Directors were dealt with by the Board of Directors as a committee of the whole. The committees of the Corporation's Board of Directors are the Audit Committee, the Investment Committee, the Nominating Committee, and the Salary and Benefits Committee. The committees of the Bank's Board of Directors are the Audit Committee, the Community Reinvestment Act Committee, the Investment Committee, the Loan Committee, the Nominating Committee, the Salary and Benefits Committee, and the Trust Committee.

     The Corporation's Audit Committee met five (5) times during fiscal 1999. The Corporation's Audit Committee is responsible, amongst other things, for oversight of: internal accounting controls; the internal audit function; the selection of independent accountants; the results of the annual audit examination; and, relationships with state and federal regulatory agencies. The members of the Corporation's Audit Committee are Willis H. Barton, Jr., Joseph Carlson II, Herbert E. Bullock, Laurie
G. Gonthier and Mary C. Williams.

     The Corporation's Nominating Committee met two (2) times during fiscal 1999. The Corporation's Nominating Committee recommends to the Corporation's Board of Directors candidates for director either to be elected at annual meetings of shareholders or to be appointed by the Board of Directors from time to time for the purpose of filling any vacancy on the Board of Directors. Vacancies in directorships may be filled, until the expiration of the term of the vacated directorship, by a vote of a majority of the directors then in office. The members of the Corporation's Nominating Committee are Suzanne L. Powers, Herbert E. Bullock, Joseph Carlson II and Laurie G. Gonthier.

     The Corporation's Salary and Benefits Committee met one (1) time during fiscal 1999. The Corporation's and the Bank's Salary and Benefits Committees make recommendations to their respective Boards of Directors on compensation for officers and employees, and on benefit plans for employees of the Corporation and the Bank. The Bank's Salary and Benefits Committee administers the 1986 Stock Option Plan for officers and key employees of the Bank, which includes recommendations for the granting of stock options. The members of the Salary and Benefits Committee are Willis H. Barton, Jr., Laurie G. Gonthier, Suzanne L. Powers and Mary C. Williams.

     The Corporation's Investment Committee met twelve (12) times during fiscal year 1999. The Corporation's and the Bank's Investment Committees approve investment and interest rate risk policies and monitor the performance of the Corporation's and the Bank's investment portfolios and interest rate risk positions. The members of the Corporation's and the Bank's Investment Committees are Willis H. Barton, Jr., Joseph Carlson II, Laurie G. Gonthier, and Francis J. Wiatr.

      Matters ordinarily dealt with by the Bank's Loan Committee were dealt with during the fiscal year 1999 by the Bank's Board of Directors as a committee of the whole. The Bank's Loan Committee approves the loan policies of the Bank, approves certain loans and reviews all reports on the loan portfolio.

     Matters ordinarily dealt with by the Bank's Trust Committee were dealt with during fiscal year 1999 by the Bank's Board of Directors as a committee of the whole. The Trust Committee approves the trust policies of the Bank and reviews all trust accounts. The Bank's Trust Committee no longer administers trust accounts for unrelated third parties. The Bank remains as Trustee for only one account, New Milford Savings Bank Pension Plan, and serves as custodian for the New Milford Savings Bank Foundation. The Bank's Trust Committee, therefore, continues to administer these accounts. The members of the Bank's Trust Committee are Herbert E. Bullock, and Suzanne L. Powers.

     The Bank's Community Reinvestment Act Committee ("CRA") met three
(3) times during fiscal year 1999. The committee was formed as a means of assuring compliance with the requirements of the Community Reinvestment Act. The members of the Bank's CRA Committee are Herbert E. Bullock, Willis H. Barton, Jr., Betty F. Pacocha and Francis J. Wiatr.

Directors Compensation

     Each non-employee director received an annual stipend of $8,500 for the fiscal year ended June 30, 1999. Directors also received $250 for each Board meeting attended, until January 1999 when this was increased to $350, and $150 for each additional committee meeting attended. Officers of the Corporation who are also directors receive no compensation as directors.

     On October 23, 1992, at the 1992 Annual Meeting, the Shareholders approved the 1992 Stock Option Plan for Outside Directors (the "1992 Plan"). Each non-employee director was granted options to purchase 10,000 shares of Common Stock of the Corporation pursuant to such 1992 Plan, at an exercise price of $3.00, the fair market value of the Corporation's Common Stock on the date of grant. On October 20, 1995, at the 1995 Annual Meeting, the Shareholders approved certain amendments to the 1992 Plan. The 1992 Plan, as amended, provides that on June 30 of each year each non-employee director shall receive a grant of additional options of 2,000 shares. In addition, any newly elected non-employee directors shall receive an initial option grant of 3,000 shares. Directors who are also employees of the Corporation or the Bank are not eligible to participate in this 1992 Plan.


                                PROPOSAL 1
                          ELECTION OF DIRECTORS

     The Certificate of Incorporation and the Bylaws of the Corporation provide for the election of directors by the shareholders. For this purpose, the Board of Directors is divided into three classes, as nearly equal in size as possible, with one class elected each year for a three-year term, to hold office until the end of such term and until successors have been elected and qualified. The terms of office of the members of one class expire and a successor class is elected at each annual meeting of the shareholders. The Corporation's Bylaws contain a special provision applicable only to a director who is also an officer of the Corporation; in such case, the officer/director shall be deemed to have resigned as a director should he or she, for any reason, no longer be an officer of the Corporation.

     At the Meeting, the terms of three directors, Joseph Carlson II, Betty F. Pacocha and Mary C. Williams expire. They have been nominated to be elected each for a three-year term, expiring at the annual meeting in 2002. In the event that any nominee for director is unable or declines to serve, which the Board of Directors has no reason to expect, the attorneys named in the proxy will vote for a substitute designated by the present Board of Directors.

     Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with certain notice procedures set forth in the Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the Corporation's principal executive offices not fewer than 60 days nor more than 90 days prior to the annual meeting; provided, however, that if fewer than 50 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the Meeting was mailed or such public disclosure was made. A shareholder's notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person,
(iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by such person, (iv) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; and (v) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the Corporation's books, and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by such shareholder.

     On August 19, 1999, the Board of Directors elected Robert J. McCarthy to fill the remaining term of Dr. John V. Haxo, who will retire from the Board of Directors at the 1999 Annual Meeting of Shareholders on October 29, 1999. Mr. McCarthy, former chairman of Norco, Inc., has vast experience in management and strategic planning which, coupled with his active involvement in the New Milford community, will complement the Board. Mr. McCarthy serves on the boards of several local community organizations.

     The following tables set forth information as of the Record Date based upon the Corporation's and the Bank's books and records and information provided by the directors and executive officers, regarding the nominees for election as directors at the Meeting and each director continuing in office. The tables include the total number and percentage of shares of Common Stock beneficially owned by each nominee and by all directors and executive officers as a group. Each person has sole voting and investment powers with respect to shares listed as being beneficially owned by them, except as indicated in the notes following the tables.


               NOMINEES FOR ELECTION FOR A THREE YEAR TERM

                         Positions Held With the
                         Corporation and the Bank;         Has Served
                           Principal Occupation               as a
                       During the Past Five Years           Director
   Name                     and Directorships          Age   Since
   ----                --------------------------      ---  ---------

Joseph Carlson II         Director; Former Vice        60    1997 (1)
                          Chairman and CFO of
                          Centerbank and Center
                          Financial

Betty F. Pacocha          Director; Secretary of       65    1997  (3)
                          the Corporation and
                          Executive Vice President
                          and Secretary of the Bank

Mary C. Williams          Director; Former Vice        60    1990
                          President of J & J Log and
                          Lumber Corp.

                                           Shares of
                       Term Will         Common Stock      Percent of
                       Expire At         Beneficially     Common Stock
                       the Annual        Owned as of      Beneficially
   Name                Meeting in       August 27,1999       Owned
   ----                ----------       --------------    ------------

Joseph Carlson II          2002          15,000(2)           0.41%

Betty F. Pacocha           2002          34,126(4)           0.93%

Mary C. Williams           2002          78,000(5)           2.14%


(1) Mr. Carlson was elected a Director of the Corporation and the Bank by the Board of Directors on August 21, 1997 to fill a vacancy.

(2) Includes 10,000 shares held directly by Mr. Carlson and options to purchase 5,000 shares of Common Stock exercisable within 60 days of the Record Date. It does not include options to purchase 2,000 shares of Common Stock, granted on June 30, 1999, which were not exercisable within 60 days of the Record Date.

(3) Ms. Pacocha was elected a Director of the Corporation and the Bank by the Board of Directors on August 21, 1997. Ms. Pacocha has been an employee of the Bank since 1961 and she has served as Secretary of the Corporation since 1992.

(4) Includes 3,626 shares held directly by Ms. Pacocha and options to purchase 30,500 shares of Common Stock exercisable within 60 days of the Record Date.

(5) Includes 60,000 shares held directly by Ms. Williams and options to purchase 18,000 shares of Common Stock exercisable within 60 days of the Record Date. It does not include options to purchase
      2,000 shares of Common Stock, granted on June 30, 1999, that are not exercisable within 60 days of the Record Date.



                      DIRECTORS CONTINUING IN OFFICE

                        Positions Held With the
                       Corporation and the Bank;             Has Served
                         Principal Occupation                   as a
                       During the Past Five Years             Director
Name                      and Directorships           Age       Since
----                   --------------------------    -----    --------

Willis H. Barton, Jr.  Director; Retired Partner      77       1987 (1)
                       in W.G. Barton & Son;
                       Director of New Milford
                       Center Cemetery Association
                       and New Milford Hospital,
                       New Milford, CT

Herbert E. Bullock     Director; Employee, Echo       64       1987 (3)
                       Bay Marina,
                       New Milford, CT

Laurie G. Gonthier     Director; Vice President-      49       1990
                       Investments for Paine
                       Webber, Middlebury, CT

Robert J. McCarthy     Director; Former Chairman,     55       1999 (6)
                       President and Chief Operating
                       Officer of Norco Inc.,
                       Georgetown, CT

Suzanne L. Powers      Director; Attorney;            61       1988
                       Former Judge of Probate

Francis J. Wiatr       Director; Chairman, President, 49       1994 (9)
                       and CEO of the Corporation and
                       Bank


                                           Shares of
                         Term Will        Common Stock      Percent of
                         Expire At        Beneficially     Common Stock
                        the Annual         Owned as of     Beneficially
Name                    Meeting in       August 27, 1999      Owned
----                    ----------       ---------------      -----

Willis H. Barton, Jr.      2000            26,250(2)           0.72%

Herbert E. Bullock         2000            18,400(4)           0.50%

Laurie G. Gonthier         2001            25,500(5)           0.70%

Robert J. McCarthy         2001             5,000(7)           0.14%

Suzanne L. Powers          2001            28,000(8)           0.77%

Francis J. Wiatr           2000           151,442(10)          4.01%


All Directors and                         510,190(11)         12.69% (12)
Executive Officers as
a Group (16 Persons)

(1) Mr. Barton has been a director of the Corporation since its formation in 1987. Mr. Barton has been a director of the Bank since 1970.

(2) Includes 5,000 shares held jointly by Mr. Barton with his spouse, 1,250 shares held by Mr. Barton's spouse and daughter, 2,000 shares held directly by Mr. Barton and options to purchase 18,000 shares of Common Stock exercisable within 60 days of the Record
      Date. It does not include options to purchase 2,000 shares of Common Stock, granted on June 30, 1999, which were not exercisable within 60 days of the Record Date.

(3) Mr. Bullock has been a director of the Corporation since its formation in 1987. Mr. Bullock has been a director of the Bank since 1972.

(4) Includes 400 shares held jointly by Mr. Bullock with his spouse and options to purchase 18,000 shares of Common Stock exercisable within 60 days of the Record Date. It does not include options to purchase 2,000 shares of Common Stock, granted on June 30, 1999, which were not exercisable within 60 days of the Record
      Date.

(5) Includes 5,000 shares held jointly by Mr. Gonthier with his spouse, 2,500 shares in Mr. Gonthier's Individual Retirement
      Account and options to purchase 18,000 shares of Common Stock exercisable within 60 days of the Record Date. It does not include options to purchase 2,000 shares of Common Stock, granted on June 30, 1999, which were not exercisable within 60 days of the Record Date.

(6) Mr. McCarthy was elected to the Board on August 19, 1999, to fill the vacancy created by the retirement of Dr. Haxo from the Board on October 29, 1999.

(7) Includes 5,000 shares held jointly by Mr. McCarthy with his spouse. It does not include options to purchase 3,000 shares of Common Stock, granted on August 19, 1999, which were not exercisable within 60 days of the Record Date.

(8) Includes 1,000 shares held directly by Ms. Powers, 4,000 shares held jointly by Ms. Powers with her spouse, 5,000 shares held by Ms. Powers' spouse and options to purchase 18,000 shares of Common
      Stock exercisable within 60 days of the Record Date. It does not include options to purchase 2,000 shares of Common Stock, granted on June 30, 1999, which were not exercisable within 60 days of the Record Date.

(9) Mr. Wiatr was appointed President of the Corporation and President and Chief Executive Officer ("CEO") of the Bank on March 21, 1994.
      He was appointed Chairman and CEO of the Corporation and Chairman of the Bank on August 5, 1997.

(10) Includes 6,442 shares held directly by Mr. Wiatr and options to purchase 145,000 shares of common stock exercisable within 60 days of the Record Date.

(11) Includes 391,500 shares issuable upon the exercise of options exercisable by such persons within 60 days of the Record Date.

(12) For the purpose of calculating the percentage of Common Stock beneficially owned by the directors and executive officers as a group, the total number of shares outstanding includes the 391,500 shares issuable upon the exercise of options which may be exercised by such persons within 60 days of the Record Date (the
      "Option Shares").


     THE NOMINEES FOR DIRECTOR MUST BE ELECTED BY A MAJORITY OF THE SHARES PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSED NOMINEES.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities (collectively referred to as the "Insiders"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Corporation. Insiders are required by the Exchange Act to furnish the Corporation with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, the Corporation believes that during the fiscal year ended June 30, 1999, all Section 16(a) required filings applicable to the Corporation's Insiders were made, except the following: A Form 3, initial statement of beneficial ownership, for Mary Akins, executive officer of the Corporation, was filed late by approximately 60 days.


                          EXECUTIVE COMPENSATION

     The following Cash Compensation Table sets forth cash compensation and certain other compensation paid or accrued by the Corporation or the Bank for services in all capacities rendered during fiscal years ended June 30, 1999, 1998 and 1997 to the Corporation's CEO and the four most highly compensated executive officers of the Corporation and the Bank, other than the CEO, whose cash compensation for the fiscal year ended June 30, 1999 determined in accordance with Item 402 of SEC Regulation S-K exceeded $100,000 (together, the "Named Executives").

                        Summary Compensation Table

                                                     Annual Compensation
                                                     -------------------
                                                            Awards
                                                            ------
          (a)                   (b)              (c)          (d)
       Name and
      Principal
       Position                 Year         Salary ($)     Bonus ($)
      ---------                 ----         ----------     ---------

Francis J. Wiatr                1999         $170,000      $100,000 (1)
Chairman, President and         1998          170,000        85,000 (2)
CEO of the Corporation          1997          170,000        75,000 (3)
and the Bank

Betty F. Pacocha                1999         $ 98,462       $50,000 (4)
Executive Vice President        1998           89,539        10,000 (5)
& Secretary of the Bank         1997           85,481         6,000 (6)

B. Ian McMahon                  1999         $110,077       $10,000 (7)
Senior Vice President           1998          103,846        10,000 (8)
& CFO of the Bank               1997           94,423         7,500 (9)

Thomas W. Grant                 1999         $104,231       $20,000 (10)
Senior Vice President           1998           99,423            -
of the Bank                     1997           95,000        25,000 (11)

Terrence J. Shannon             1999          $84,175       $40,000 (12)
Senior Vice President           1998           79,285        25,000 (13)
of the Bank                     1997           75,998         5,000 (14)



                                      Long Term
                                      ---------
                                     Compensation
                                     ------------
  (a)                  (e)               (g)                 (i)
Name and           Other Annual                           All Other
Principal          Compensation        Options/          Compensation
Position               ($)             SARs(#)              ($)(18)
--------           ------------        --------          ------------

Francis J. Wiatr     $   -              10,000 (15)        $6,312
                         -              10,000 (17)         6,518
                         -                 -                6,103

Betty F. Pacocha     $   -               6,000 (16)        $3,559
                         -                 -                3,403
                         -                 -                3,199

B. Ian McMahon       $   -               3,000 (16)        $3,817
                         -               5,000 (17)         3,669
                         -                 -                3,693

Thomas W. Grant      $   -               5,000 (16)        $3,762
                         -                 -                3,640
                         -                 -                3,622

Terrence J. Shannon  $   -               5,000 (16)        $6,810
                         -               5,000 (17)         5,497
                         -                 -                4,770

(1) Mr. Wiatr will receive a performance bonus of $100,000 for the 1999 fiscal year, the payment of which is deferred until October
      31, 2003 and which is conditioned upon the stock performance of the Corporation.

(2) Mr. Wiatr will receive a performance bonus of $85,000 for the 1998 fiscal year, the payment of which is deferred until October
      31,2002 and which is conditioned upon the stock performance of the Corporation.

(3) Mr. Wiatr will receive a performance bonus of $75,000 for the 1997 fiscal year, the payment of which is deferred until October
      31, 2001 and which is conditioned upon the stock performance of the Corporation.

(4) Ms. Pacocha received a performance bonus totaling $50,000 for the 1999 fiscal year.

(5) Ms. Pacocha received a performance bonus totaling $10,000 for the 1998 fiscal year.

(6) Ms. Pacocha received a performance bonus totaling $6,000 for the 1997 fiscal year.

(7) Mr. McMahon received a performance bonus totaling $10,000 for the 1999 fiscal year, the payment of which is deferred until October
      31, 2003 and which is conditioned upon the stock performance of the Corporation.

(8) Mr. McMahon will receive a performance bonus of $10,000 for the 1998 fiscal year, the payment of which is deferred until October
      31, 2002 and which is conditioned upon the stock performance of the Corporation.

(9) Mr. McMahon received a performance bonus totaling $7,500 for the 1997 fiscal year.

(10) Mr. Grant received a performance bonus totaling $20,000 for the 1999 fiscal year.

(11) Mr. Grant received a performance bonus totaling $25,000 for the 1997 fiscal year.

(12) Mr. Shannon received a performance bonus totaling $40,000 for the 1999 fiscal year.

(13) Mr. Shannon received a performance bonus totaling $25,000 for the 1998 fiscal year.

(14) Mr. Shannon received a performance bonus totaling $5,000 for the 1997 fiscal year.

(15) Represents stock options granted on September 16, 1999 based on performance for the 1999 fiscal year.

(16) Represents stock options granted on August 19, 1999 based on performance for the 1999 fiscal year.

(17) Represents stock options granted on July 28, 1998 based on performance for the 1998 fiscal year.


(18) The amounts reported for All Other Compensation include the following: (i) Term life insurance premiums paid by the Corporation or the Bank in fiscal year 1999, 1998 and 1997 on behalf of each of the named executives: Mr. Wiatr, $1,569, $1,775 and $1,475, respectively; Ms. Pacocha, $605, $518 and $495, respectively; and Mr. McMahon, $515, $495 and $410, respectively;
      Mr. Grant, $635, $576 and $547, respectively; and Mr. Shannon,
      $3,471, $2,851 and $2,352, respectively; and (ii) Contribution match paid by the Bank under the Bank's 401K Plan in fiscal year
      1999, 1998 and 1997 on behalf of Mr. Wiatr, $4,743, $4,743 and
      $4,628 respectively; Ms. Pacocha, $2,954, $2,885 and $2,704 respectively; Mr. McMahon, $3,302, $3,174 and $3,283 respectively;
      Mr. Grant, $3,127, $3,064 and $3,075; and Mr. Shannon, $3,339,
      $2,646 and $2,418 respectively.

    The following table provides detailed information concerning stock options exercised by the Named Executives during the fiscal year ended June 30, 1999. This table also provides information concerning the number and value of specified exercisable ("vested") and unexercisable ("unvested") stock options at June 30, 1999. Finally, this table reports the value of unexercised "in-the-money" stock options at June 30, 1999, which represents the positive spread between the exercise price of any such existing stock options and the fair market value of the Corporation's Common Stock on June 30, 1999 ($11.03125).


    Aggregated Option/SAR Exercises in Fiscal Year Ended June 30, 1999
                 and June 30, 1999 Option/SAR Value Table
  (a)                          (b)                           (c)
                          Shares Acquired                  Value(1)

Name                       on Exercise(#)                 Realized($)
----                       --------------                 -----------

Francis J. Wiatr                 -                              -
Betty F. Pacocha                 -                              -
B. Ian McMahon                 1,500                        $12,047
Thomas W. Grant                  -                              -
Terrence J. Shannon            1,000                         $8,031


  (a)                       (d)                       (e)
                                                    Value of
                         Number of                Unexercised
                        Unexercised              In-the-Money
                        Options/SARs             Options/SARs
                     at June 30, 1999           at June 30, 1999

Name          Exercisable/Unexercisable     Exercisable/Unexercisable (1)
----          -------------------------     -----------------------------

Francis J. Wiatr      125,000 / 0                $750,781 /  $  -
Betty F. Pacocha       24,500 / 0                $165,516 /  $  -
B. Ian McMahon         18,500 / 0                $109,328 /  $  -
Thomas W. Grant        15,000 / 0                 $75,469 /  $  -
Terrence J. Shannon    16,000 / 0                 $90,000 /  $  -



(1) Based on the average of the bid and asked price of the Corporation's common stock as reported on The Nasdaq Stock
      Market on June 30, 1999



Options/SAR Grants

    The following table provides detailed information concerning stock options granted to the Named Executives pursuant to the 1986 Plan during the fiscal year ended June 30, 1999. In addition, in accordance with SEC rules, this table shows potential realizable gains that would exist for these options for the Named Executives. These potential gains are based on assumed annualized rates of stock price appreciation of 5% and 10% from the date the options were granted over the full 10 year option term.

          Options/SAR Grants in Fiscal Year Ended June 30, 1999


                          Individual Grant
--------------------------------------------------------------------
(a)                   (b)                 (c)                    (d)
                                       % of Total
                                       Options/SARs           Exercise
                                       Granted to              or Base
                    Options            Employees in             Price
Name              Granted(#)(1)         Fiscal Year             ($/Sh)
----              -------------        ------------           --------

Francis J. Wiatr     10,000 (3)            40.0                12.4375
B. Ian McMahon        5,000 (3)            20.0                12.4375
Terrence J. Shannon   5,000 (3)            20.0                12.4375


                                          Potential Realizable
                                              Value at Assumed
                                          Annual Rates of Stock
                                            Price Appreciation
                                             Over Option Term
                                          ---------------------
(a)                     (e)                 (f)              (g)
                    Expiration
Name                   Date                5% ($)(2)      10% ($)(2)
----                ----------             ---------      ----------

Francis J. Wiatr    07/28/08                55,312         161,747
B. Ian McMahon 5    07/28/08                27,656          80,874
Terrence J. Shannon 07/28/08                27,656          80,874


(1) Options granted pursuant to the 1986 Plan will terminate on the earlier of ten years from the date of grant or three months following the employee's ceasing to be employed by the Corporation or the Bank. Under the terms of the 1986 Plan, the Salary and Benefits Committee retains limited discretion to modify the terms of outstanding options, including the repricing of options, under certain conditions.

(2) The resulting stock price for the grant expiring on July 28, 2008 would be $17.969 at 5% and $28.612 at 10% compounded annually for 10 years.

(3) Represents stock options granted on July 28, 1998 based on performance for the 1998 fiscal year.



Employment Agreements

     The Bank currently has an Employment Agreement with Mr. Wiatr. Mr. Wiatr's agreement currently provides for an annual base compensation of $210,000. Mr. Wiatr also agrees to serve as director of the Corporation and the Bank (for so long as he continues as an officer of the Corporation and Bank) for which he will receive no additional compensation. The Agreement also provides for certain customary benefits, including an automobile allowance and country club membership.

      Mr. Wiatr's agreement provides that if the Corporation or the Bank experiences a change in control, Mr. Wiatr will be entitled to receive a lump sum cash payment equal to three times the greater of his compensation for the last full fiscal year preceding the change in control or the average of such compensation for the last three full fiscal years. Such payments are not limited to amounts which would be fully deductible for federal income tax purposes pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, and the Corporation (or its successors) will be additionally obligated to reimburse Mr. Wiatr for any excise tax he incurs on such payments pursuant to Section 280G and related I.R.C. provisions. If Mr. Wiatr is terminated before a change in control occurs, no severance would be due other than a continuation of benefits for three months and payment for unused vacation time.

       The agreement provides that for a period of two (2) years following Mr. Wiatr's employment with the Bank, he shall not engage in, render advice or assistance to or be employed on a compensation basis by any person, firm or entity which is in competition (as defined in the agreement) with the Bank. In addition, Mr. Wiatr agrees in the agreement not to use or reveal, at any time during or after the term of the agreement, any confidential information that he has received during the course of his employment at the Bank.


       The Bank has also entered into one-year change of control agreements with Ms. Pacocha, Mr. McMahon, Mr. Grant, Mr. Shannon and one other executive officer of the Bank. In addition, the Bank has also entered into six-month change of control agreements with three other executive officers of the Bank. The agreements provide that, in the event of a change in control of the Corporation or Bank, the executive will be entitled to a lump sum cash payment equal to the greater of his or her compensation for the last full fiscal year preceding the change in control or the average of such compensation for the last three full fiscal years. In no event shall such payments be made in an amount which would cause them to be deemed non-deductible "excess parachute payments" under Section 280G of the Internal Revenue Code, as amended.



                          EMPLOYEE BENEFIT PLANS

Pension Plan

       The Bank maintains a non-contributory defined benefit pension plan (the "Pension Plan") that is qualified under the Internal Revenue Code and complies with the requirements of the Employee Retirement Income Security Act of 1984 ("ERISA").

       Effective September 1, 1993 the Pension Plan was curtailed and the crediting of additional benefits to participants under the Pension Plan discontinued. Distributions of vested benefits will be made after the retirement of vested participants. If a participant terminates employment before attaining the normal retirement date as set forth in the Pension Plan, the Pension Plan's vesting provisions will govern whether such participant is entitled to any benefits pursuant to such Pension Plan.

       The Pension Plan covers full-time employees, as of September 1, 1993, who had attained the age of 21 years and had completed at least six months service with the Bank at September 1, 1993. The Pension Plan provides in general for monthly payments to or on behalf of each covered employee upon such employee's retirement at age 62 or 65, depending upon whether their employment began before April 1, 1976, or after that date. Annual payments are based upon the employee's basic annual compensation for the highest paid three years of employment through September 1, 1993 and such employee's covered months of service to a maximum of 60 percent.

       The Pension Plan provides for optional early retirement benefits provided a participant has attained age 58 and completed at least 25 years of service with the Bank or attained the age of 62 depending on whether their employment began before April 1, 1976 or after that date. The Pension Plan also provides death benefits comparable to the benefits offered in the case of early retirement. To fund the benefits provided by the Pension Plan, the Bank makes an annual contribution, if required, for the benefit of eligible employees computed on an actuarial basis.
No contribution was required or made during the last fiscal year. Contributions to the Pension Plan fund are paid entirely by the Bank and expenses of administering the Pension Plan are paid from the fund.

       The following table illustrates annual pension benefits for retirement in fiscal 1999 at age 65 under the most advantageous Pension Plan provisions available for various levels of compensation and years of service. The Bank's Pension Plan does not provide for Social
Security integration.

                           Pension Plan Table

                                     Years of Service (b)
                                     --------------------
Average Final
Earnings(a)     15 Years    20 Years    25 Years    30 Years   35 Years
-----------     --------    --------    --------    --------   --------
$ 25,000        $ 7,500     $10,000     $12,500     $15,000    $ 15,000
  50,000         15,000      20,000      25,000      30,000      30,000
  75,000         22,500      30,000      37,500      45,000      45,000
 100,000         30,000      40,000      50,000      60,000      60,000
 125,000         37,500      50,000      62,500      75,000      75,000
 150,000         45,000      60,000      75,000      90,000      90,000

(a)   Average of highest three years of annual compensation.

(b) Benefits are computed based on the participant's average of highest three years of annual compensation and the number of months of service, up to a maximum of 60%. The Pension Plan does not provide or Social Security integration.


     As of June 30, 1999, Ms. Pacocha's salary for pension benefit purposes was $57,188 and she had thirty-two years of service accrued. No amounts would be payable to Messrs. Wiatr, McMahon, Grant, or Mr. Shannon pursuant to the Pension Plan.


Savings and Protection Plan

     Effective April 1, 1994 the Bank amended its Profit-Sharing Plan to add a 401K provision. This part of the Plan allows for a defined contribution by employees with a match by the Bank of 50% on the first 6% of an employee's salary. If an employee elects to contribute greater than 6% of his or her salary, the Bank's match is capped at 50% of 6% of the employee's salary. The Bank's total matching contribution for the fiscal year ended June 30, 1999, was $79,196. All contributions under the 401K are vested when made, except to the extent adjustment may be necessary to comply with applicable allocation restrictions which apply to 401K plans generally.

     The Bank maintains a non-contributory profit-sharing feature to the Profit Sharing Plan which benefits all full-time employees and follows the same eligibility requirements contained in the Bank's Pension Plan. The amounts contributed to the Profit-Sharing Plan are determined annually by the Board of Directors of the Bank on a discretionary basis. No contributions were made to the profit-sharing feature of the Profit Sharing Plan in the fiscal year ended June 30, 1999.

     The Board of Directors of the Bank reviews the structure of the Profit-Sharing Plan annually, and makes whatever adjustments it deems appropriate. The Bank has no long-term agreement or commitment to maintain the Profit-Sharing Plan.


Supplemental Retirement Plan

     The Bank has provided Mr. Wiatr with a Supplemental Retirement Agreement pursuant to which Mr. Wiatr may receive retirement benefits beginning at age 65 for 15 years. The amount of retirement benefits are dependant on his years of service to the Bank up to the maximum age of
65. If Mr. Wiatr's employment with the Bank were to end during the fiscal year 2000, he would be entitled to an annual retirement benefit of $16,091 beginning at age 65. The Agreement represents an unsecured general obligation of the Bank, although the Bank has purchased a life insurance policy on Mr. Wiatr as a funding vehicle for the benefits obligation.



        REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board of Directors as a whole makes decisions on compensation for executive officers (with Mr. Wiatr and Ms. Pacocha not participating in decisions concerning their compensation). The Board is currently comprised of nine members. Because the business of the Corporation currently consists of the business of the Bank, no separate cash compensation is paid to the executive officers of the Corporation. Except for Mr. Wiatr, who participated in discussions concerning Ms. Pacocha's compensation, no other members of the Board who participated in these decisions are employed by the Corporation or the Bank, neither do any of these members have an interlocking relationship with a compensation committee of another entity, nor do they participate in any of the Corporation's or Bank's executive compensation plans.


     In addition, the Salary and Benefits Committee, none of whose members are employees of the Corporation or the Bank, makes recommendations to the Board of Directors concerning the grant of stock options pursuant to the 1986 Plan to employees, including director and non-director executive employees. Based on these recommendations, the Board of Directors makes decisions regarding the grant of any such options (with Mr. Wiatr and Ms. Pacocha not participating in decisions concerning themselves). This Committee also makes recommendations to the Board of Directors on compensation for other officers and employees and on other benefit plans for employees of the Corporation and the Bank.

     The Board of Directors does not have formal compensation policies. The Board does, however, consider the Corporation's and the Bank's performance, the accomplishment of business objectives, and the individual's contribution to earnings and shareholder value in setting senior officer compensation levels. The Board also considers the compensation paid by peer group institutions with the goal of being competitive in the attraction and retention of qualified executives.
The three principal components of executive officers' compensation are salary, performance cash bonuses, and stock options granted under the Corporation's 1986 Plan. The Board considers granting bonuses only when it determines that performance is meritorious and exceptional, and only after consideration of such factors as the Bank's performance for such year compared to prior years, and the time and effort exerted by management. These decisions are made on a judgmental basis, and not according to a specific formula. The Corporation's CEO, Mr. Wiatr, received a salary of $170,000 in fiscal year 1999, the same as in fiscal year 1998. This salary is required under Mr. Wiatr's employment contract. The Board chose to recognize meritorious performance by Messrs. Wiatr, McMahon, Grant, Shannon and Ms. Pacocha in the fiscal year ended June 30, 1999 by awarding performance bonuses as reflected in the Summary Compensation Table. Mr. Wiatr's bonus of $100,000 represented a $15,000 increase over his bonus of $85,000 in the prior year, based primarily on achievement of pre-established performance targets (individual and company) and comparison to local and national total compensation figures for comparable institutions.

Board of Directors of the Corporation and the Bank

Willis H. Barton, Jr.         Betty F. Pacocha (not as to herself)
Herbert E. Bullock            Suzanne L. Powers
Joseph Carlson II             Francis J. Wiatr (not as to himself)
Laurie G. Gonthier            Mary C. Williams
John V. Haxo


                            PERFORMANCE GRAPH
     The following graph compares over the last five years the cumulative total shareholder return on the Corporation's Common Stock, based on the market price of the Corporation's Common Stock, with the cumulative total return of companies on the S&P 500 Index and the reported total return of companies on the KBW New England Bank Index. Total return values were calculated based on cumulative total return values assuming reinvestment of dividends. The graph assumes a $100 investment on June 30, 1994.

                                June 94      June 95      June 96
                                -------      -------      -------
S&P 500                          100.0        126.0        159.6
NewMil Bancorp, Inc.             100.0        140.5        155.6
KBW New England Bank Index       100.0        103.6        134.8

                                June 97      June 98      June 99
                                -------      -------      -------
S&P 500                          214.9        279.6        343.1
NewMil Bancorp, Inc.             271.8        308.2        273.6
KBW New England Bank Index       218.5        311.5        260.0


                TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During the fiscal year ended June 30, 1999, certain directors and officers of the Corporation and the Bank and associates of such directors and officers have been and currently are customers of the Bank and the Corporation and have had banking and other transactions with the Bank and the Corporation. All transactions, including loans, if any, made to such persons and their associates (a) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers of the Bank, (b) were made in the ordinary course of business, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.

     During the fiscal year ended June 30, 1999 the Bank and the Bank's Pension Plan and Profit-Sharing Plan paid PaineWebber fees or commissions totaling $94,873, of which approximately $20,892 was earned by Director Laurie G. Gonthier a Vice President of Marketing for PaineWebber, in Middlebury, Connecticut. During the fiscal year ended June 30, 1999 the Bank paid legal fees totaling $1,025 to the law firm of Powers & Powers of which director Suzanne L. Powers is a partner.


                                PROPOSAL 2

      RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
       INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2000

     The Board of Directors of the Corporation has made arrangements with PricewaterhouseCoopers LLP, independent certified public accountants, to be its independent auditors for the fiscal year ending June 30, 2000 subject to ratification by the Corporation's shareholders. Neither the firm nor any of its partners has any direct or indirect financial interest in, or any connection (other than as independent auditors) with the Corporation or the Bank. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting and will be provided with an opportunity to make a statement if he or she desires to do so and to respond to shareholders' questions.


     THE INDEPENDENT AUDITORS MUST BE RATIFIED BY A MAJORITY OF THE VOTES PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING.


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION.


                          SHAREHOLDER PROPOSALS

     Proposals of the Corporation's shareholders intended to be presented at the 2000 annual meeting of the Corporation must be received by the Corporation not later than May 31, 2000, to be included in the Corporation's proxy statement and form of proxy relating to that meeting. Any such proposal must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.


                              OTHER MATTERS

     At the time of preparation of this Proxy Statement, the Board of Directors of the Corporation knew of no other matters to be presented for action at the Meeting other than as set forth in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement. If any other matters properly come before the Meeting or any adjournment(s) thereof, the proxies will be voted in accordance with the determination of a majority of the Board of Directors.

                          By order of the Board of Directors,

                          BETTY F. PACOCHA
                          Secretary

September 27, 1999